EXHIBIT 99.1

Conquest Petroleum Incorporated Announces Delay in 3rd Quarter Filing

HOUSTON, November, 2011 - Conquest Petroleum Incorporated (OTCBB:CQPT), an independent oil & gas company headquartered in  Houston, TX (traded under the symbol CQPT), is disappointed to announce that the 3rd Quarter filing of the 10Q will be, at the best, delayed. For some time, current management has been attempting to raise funds to monetize in ground assets and settle past obligations. Those efforts have been largely unsuccessful. Several parties have sought and obtained judgments against the Company. Recently, one of those parties, PKF, the accounting firm retained by past management to prepare financials associated with becoming publicly traded, filed a Writ of Garnishment which effectively froze the bank accounts of the Company. With the Company unable to utilize the small amount of cash it has left; day to day matters, such as paying the remaining employees, paying rent, and paying for the current audit firm to prepare its portion of the 3rd quarter filing cannot be satisfied.

Robert D. Johnson, the CEO and Chairman of the Company stated, “The new management team has been gratified that the Company’s creditors and shareholders for the most part have been gracious and patient with its attempts to turn the Company around. In light of this recent occurrence, we must now evaluate all options available.”

Contact Information for the Company’s Investor Relations Representation can be found on the web site and below.

CAUTIONARY STATEMENT

Some of the items discussed in this presentation are forward-looking statements about Conquest Petroleum Incorporated ("Conquest" or the "Company") and its activities in Louisiana and Kentucky, known and unknown risks and uncertainties, which may cause Conquest's or its wholly owned subsidiaries' actual future results to vary widely. Words such as "anticipates", "hopes", "expects", "intends", "plans", "targets", "projects", "believes", "seeks", "estimates", and similar expressions are intended to identify such forward-looking statements. The statements are based upon Management's current expectations, estimates and projections, are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and are difficult to predict. Among the factors that could cause actual results to differ materially are changes in demand for, and prices of and demand for, crude oil and natural gas, the results of drilling and testing, local political events, civil unrest, weather, the ability to obtain equity or debt financing on acceptable terms, if at all, working capital constraints, and general economic conditions. You should not place undo reliance on these forward-looking statements, which speak only from the date of this document. Unless legally required, Conquest undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.